EXHIBIT 10.35

                              EMPLOYMENT AGREEMENT

     Employment Agreement dated as of November 1, 1996 between Syms Corporation, hereinafter "Syms," a corporation organized under the State of New Jersey with offices at Syms Way, Secaucus, New Jersey 07094 and Ronald Zindman, hereinafter "Employee" residing at 10 Conover Court, Belle Meade, New Jersey 08502.


                              W I T N E S S E T H:

     1. On the terms and conditions herein Syms employs Employee as its General Merchandise Manager to perform the duties incident to such Position for a period of twelve years, four months, commencing November 1, 1996 and ending March 1, 2009. Employee shall continue to hold the additional office of Vice President of Syms until March 2, 1997, at which time he shall be elected or appointed an Executive Vice President of Syms. As used in this Agreement the term "year" shall mean Syms' fiscal year.

     2. Employee shall receive a salary payable in accordance with Syms' customary practice as follows: $225,000 per year from the date hereof through March 1, 1997; $300,000 per year for the next succeeding three (3) years; $350,000 per year for the next succeeding three (3) years, $400,000 per year for the next succeeding three (3) years and $450,000 per year for the final three
(3) years of this Agreement. Employee shall be entitled to participate in all Syms benefit plans and programs for which he is eligible and shall be entitled to mutually agreed upon vacations consistent with Syms' policy and procedures.

     3. Notwithstanding any other term of this Agreement, Employee may terminate this Agreement upon not less than 15 days' written notice to Syms, in which event Employee shall be entitled to a sum equal to 60% of one year's salary (at Employee's then current rate), excluding bonuses, if any, which will be paid by Syms in a lump sum within 90 days after such termination.



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     4. Notwithstanding any other term of this Agreement, Syms shall be entitled at any time to terminate this Agreement. Whether termination by Syms is for cause or without cause, Employee shall be entitled to a sum equal to 150% of one year's salary (at Employee's then current rate), excluding bonuses, if any, which will be paid by Syms in a lump sum within 90 days after such termination.

     5. Employee's employment hereunder shall terminate upon his death or disability. In the event of termination for disability (which condition shall be verified by a physician), Employee shall be entitled to a sum equal to 150% of one year's salary (at Employee's then current rate), excluding bonuses, if any, which will be paid by Syms in a lump sum within 90 days after such termination.

     6. The sums of 60% or 150% will not be paid if cause for termination is conviction of a crime against Syms.

     7. This Agreement shall constitute the entire agreement of the parties superseding any other agreement relating to the employment by Syms and may be amended or modified only by a writing signed by both parties.


                                           SYMS CORP:



                                           By: /s/ SY SYMS
                                               ----------------------------
                                                   Sy Syms



                                               /s/ RONALD ZINDMAN
                                               ----------------------------
                                                   Ronald Zindman